SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2012 (March 9, 2012)

Education Management Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	001-34466	25-1119571
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Sixth Avenue, Pittsburgh, Pennsylvania		15222
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (412) 562-0900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry Into a Material Definitive Agreement

On March 9, 2012, Education Management LLC (the “Borrower”) and Education Management Holdings LLC (“Holdings”), each a subsidiary of Education Management Corporation, entered into a Letter of Credit Facility Agreement (the “Facility”) with BNP Paribas (“BNP”), as Administrative Agent, Collateral Agent, Issuing Bank and a Lender thereunder, pursuant to which BNP agreed to issue, at the Borrower’s request, Letters of Credit to the U.S. Department of Education in an aggregate face amount at any time outstanding of up to $50.0 million.

The Borrower’s obligations in respect of any Letter of Credit issued pursuant to the Facility will be secured by a lien on cash deposited by the Borrower in certain cash collateral accounts in an amount equal to 105% of the total amount of all Letters of Credit outstanding under the Facility. Holdings agreed to guarantee the Borrower’s payment of its obligations under the Facility.

The Borrower agreed to pay the Lenders commitment fees equal to 0.15% per annum times the average of the daily difference between the Commitments (as defined in the Facility) and the aggregate total amount of all Letters of Credit outstanding under the Facility, as well as letter of credit fees equal to 0.65% per annum times the average aggregate daily maximum amount available to be drawn under all Letters of Credit. The Borrower also agreed to pay BNP a structuring fee of 0.20% times the aggregate amount of the commitment provided under the Facility on the closing date.

The Facility matures on the earlier of March 9, 2014 (the “Maturity Date”) or the date of any early termination of the revolving commitments otherwise scheduled to mature in 2015 under the Borrower’s existing Second Amended and Restated Credit and Guarantee Agreement, dated as of December 7, 2010, by and among the Borrower, BNP, as Administrative and Collateral Agent, and certain other parties thereto. Letters of Credit issued under the Facility must expire no later than the earlier of five business days prior to the Maturity Date or the date that is seventeen months from the date of issuance of such Letter of Credit.

The Facility contains customary affirmative and negative covenants, including among others, limitations on the ability of the Borrower to incur additional liens in respect of the Collateral and its ability to merge, consolidate, liquidate or dispose of all or substantially all of its assets. Events of default under the Facility include, among others, the Borrower’s failure to pay or reimburse amounts drawn under any Letter of Credit or to perform or observe other covenants or agreements under the Facility (subject, in some cases, to applicable grace periods), certain insolvency events and the failure by the Borrower, Holdings or their respective subsidiaries to make any payment beyond any applicable grace period in respect of other indebtedness in excess of $50.0 million.

The foregoing description of the Amended Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits

(a)	None.

(b)	None.

(c)	None.

(d)	Exhibits:

Exhibit 10.1	Letter of Credit Facility Agreement, dated as of March 9, 2012 among Education Management LLC, Education Management Holdings LLC, BNP Paribas, as Administrative Agent, Collateral Agent and Issuing Bank, and other parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDUCATION MANAGEMENT CORPORATION

By:	/s/ Edward H. West
Edward H. West
President and Chief Financial Officer

Dated: March 12, 2012

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter of Credit Facility Agreement, dated as of March 9, 2012, among Education Management LLC, Education Management Holdings LLC, BNP Paribas, as Administrative Agent, Collateral Agent and Issuing Bank, and other parties thereto.